Exhibit 21

Subsidiaries of Registrant

Entity	Jurisdiction
GFA Brands, Inc.	Delaware
Importations DE-RO-MA (1983) Ltée	Quebec, Canada
9249-2123 Quebéc Inc.	Quebec, Canada
Udi's Healthy Foods LLC	Colorado
UHF Acquisition Corp.	Delaware